Exhibit 99.1

Longs Reports Preliminary July Retail Drug Store Sales

WALNUT CREEK, CA (August 7, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the 4-week, 13-week and 26-week periods ended July 31, 2008.

	Periods ended July 31, 2008
(Dollars in millions)	Month (4 weeks)	Second Quarter (13 weeks)	Year to Date (26 weeks)
Total retail drug store sales	$353	$1,202	$2,421
Increase (decrease) from comparable prior year period	(1.6)%	0.5%	1.7%
Same-store sales increase (decrease):
Pharmacy	(2.7)%	(0.6)%	0.0%
Front-end	(4.5)%	(1.6)%	(0.1)%
Total	(3.5)%	(1.1)%	(0.1)%

Longs estimated that preliminary July pharmacy same-store sales were unfavorably impacted by approximately 275 to 300 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, a reduction in cold, flu, and allergy prescriptions, primarily due to the impact of the switch of the prescription allergy medicine Zyrtec to over-the-counter status, had an unfavorable impact of approximately 75 to 100 basis points on pharmacy same-store sales.

The Company also estimated that preliminary July pharmacy same-store sales were unfavorably impacted by approximately 200 to 250 basis points as a result of a shift in the fiscal calendar. As reported last month, the first three days of July were included in the fiscal month of June. Since there is typically an increase in the number of prescriptions filled in the first several days of a month, this calendar shift favorably impacted June pharmacy sales and unfavorably impacted July pharmacy sales.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 521 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com

.